Exhibit 99.1

Sangamo BioSciences Reports Third Quarter 2015 Financial Results

Increases Year End Cash Guidance to Greater Than $200 Million

RICHMOND, Calif., Oct. 28, 2015 /PRNewswire/ -- Sangamo BioSciences, Inc. (NASDAQ: SGMO) today reported its third quarter 2015 financial results and accomplishments.

For the third quarter ended September 30, 2015, Sangamo reported a consolidated net loss of $9.2 million, or $0.13 per share, compared to a net loss of $7.5 million, or $0.11 per share, for the same period in 2014. As of September 30, 2015, the Company had cash, cash equivalents, marketable securities and interest receivable of $219.7 million.

Revenues for the third quarter of 2015 were $8.6 million, compared to $12.4 million for the same period in 2014. Third quarter 2015 revenues were primarily generated from the Company's collaboration agreements with Biogen Inc. (Biogen) and Shire International GmbH (Shire). The revenues recognized for the third quarter of 2015 consisted of $8.4 million in collaboration agreements, compared to $12.0 million for the same period in 2014.

The decrease in collaboration agreement revenues was primarily due to a decrease in revenues under the Company's collaboration and license agreements with Biogen and Shire as a result of the advancement of our ZFP Therapeutic® programs. In the third quarter of 2015, Sangamo recognized $2.6 million of revenues related to research services performed under the collaboration agreement with Biogen, and $3.3 million of revenues related to research services performed under the collaboration agreement with Shire. In addition, pursuant to the agreements entered into with Shire in January 2012 and Biogen in January 2014, Sangamo received upfront payments of $13.0 million and $20.0 million, respectively. These payments are being recognized as revenue on a straight-line basis over the initial six-year research term for Shire and approximately 40 months for Biogen. The Company recognized $0.5 million of the Shire upfront payment and $1.6 million of the Biogen upfront payment as revenue for the third quarter of 2015.

Research and development expenses were $16.7 million for the third quarter of 2015, compared to $16.3 million for the same period in 2014. General and administrative expenses were $4.6 million for the third quarter of 2015, compared to $3.7 million for the same period in 2014. Total operating expenses for the third quarter of 2015 were $21.3 million, compared to $20.1 million for the same period in 2014.

During the third quarter of 2015, the Company received payment of $14.5 million as a settlement with certain investors who were beneficial owners of Sangamo common stock, related to the disgorgement of short-swing profits pursuant to Section 16 of the Securities and Exchange Act of 1934. Sangamo will recognize a $5.8 million tax benefit related to the settlement payment, of which $3.3 million was recognized in the third quarter of 2015. The remaining tax benefit will be recognized during the fourth quarter of 2015.

Nine Months Results
For the nine months ended September 30, 2015, the consolidated net loss was $26.7 million, or $0.38 per share, compared to a consolidated net loss of $22.1 million, or $0.33 per share, for the nine months ended September 30, 2014. Revenues were $30.4 million for the nine months ended September 30, 2015, compared to $30.9 million for the same period in 2014. Total operating expenses were $61.6 million for the nine months ended September 30, 2015, compared to $53.2 million for the same period in 2014.

Recent Highlights

  Restructuring of Collaboration Agreement with Shire. In September, Sangamo and its collaborator, Shire, revised their January 2012 collaboration and licensing agreement to accelerate the development of ZFP Therapeutics® for hemophilia A and B and Huntington's disease. Under the amended agreement, Shire returned to Sangamo the exclusive world-wide rights to gene targets for the development, clinical testing and commercialization of ZFP Therapeutics for hemophilia A and B. Shire will continue to develop ZFP Therapeutic clinical leads for Huntington's disease and one additional gene target yet to be named. The amended agreement reflects a strategic decision by both Sangamo and Shire to focus efforts in areas of current interest and expertise for each company.
  NIH Recombinant DNA Advisory Committee (RAC) Unanimously Recommends Phase 1 Study Protocol for ZFP Therapeutic for Hemophilia B. In September, Sangamo announced that the National Institutes of Health's Recombinant DNA advisory Committee (RAC) unanimously approved the Phase 1 study protocol for its Factor IX hemophilia B program. The Factor IX program will be the first clinical study of in vivo genome editing and the first therapeutic application of Sangamo's In Vivo Protein Replacement Platform™ (IVPRP™). Sangamo expects to file an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) by the end of 2015 and, pending FDA clearance, initiate a Phase 1 clinical trial in 2016.
  Publication and Presentation of ZFP Therapeutic Program Data Highlight Sangamo's Genome Editing Platform and Clinical Translation Plans. In September, at this year's ICAAC meeting, Sangamo presented updated clinical data demonstrating sustained functional control of viral load in the absence of antiretroviral drugs in two of three HIV-infected subjects treated in Cohort 3* of its SB-728-1101 Phase 1/2 study. The subjects remain on extended treatment interruption (TI), past the initial 16 week period. The subjects in Cohort 3* received an SB-728 product that included both CCR5-modified CD4 and CD8 T-cells, after Cytoxan preconditioning, in contrast to patients from other cohorts of the 1101 study who had received only CCR5-modified CD4 T-cells. Data from the Company's ZFP Therapeutic pipeline were also presented at the annual European Society of Gene and Cell Therapy (ESGCT) Congress and the Annual Scientific Meeting of the International Society for Experimental Hematology. In addition, preclinical data supporting Sangamo's hemoglobinopathy programs and its IVPRP program for hemophilia B were published in articles in Nature Methods and Blood, respectively.

Financial Guidance for 2015

The Company updates guidance as follows:

  Cash and Investments: Sangamo expects that its cash, cash equivalents and marketable securities will be at least $200 million at the end of 2015, inclusive of research funding from Biogen and Shire but exclusive of funds arising from any additional new collaborations or partnerships, equity financings or other new sources. The increase in year-end cash balance is primarily due to the above mentioned payment of $14.5 million related to the disgorgement of short-swing profits from certain investors that were beneficial owners of Sangamo common stock.
  Operating Expenses: Sangamo expects that operating expenses will be in the range of $85 million to $90 million for 2015, due to timing of research and manufacturing expenses related to our preclinical programs.

The Company reiterates its earlier guidance as follows:

  Revenues: Sangamo expects that revenues will be in the range of $35 million to $40 million in 2015, inclusive of research funding from Biogen and Shire.

Conference Call

Sangamo will host a conference call today, October 28, 2015, at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. A replay of the webcast will also be available for two weeks after the call. During the conference call, the Company will review these results, discuss other business matters and provide guidance with respect to the rest of 2015.

The conference call dial-in numbers are (877) 377-7553 for domestic callers and (678) 894-3968 for international callers. The conference ID number for the call is 60977672. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on October 28, 2015 to 11:59 p.m. ET on November 3, 2015. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 60977672.

About Sangamo
Sangamo BioSciences, Inc. is focused on Engineering Genetic Cures™ for monogenic and infectious diseases by deploying its novel DNA-binding protein technology platform in therapeutic genome editing and gene regulation. The Company has a Phase 2 clinical program to evaluate the safety and efficacy of novel ZFP Therapeutics® for the treatment of HIV/AIDS (SB-728). Sangamo's other therapeutic programs are focused on monogenic and rare diseases. The Company has formed a strategic collaboration with Biogen Inc. for hemoglobinopathies, such as sickle cell disease and beta-thalassemia, and with Shire International GmbH to develop therapeutics for Huntington's disease. It has also established strategic partnerships with companies in non-therapeutic applications of its technology, including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the Company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to anticipated cash and investment balance, operating expenses, revenue, the research and development of ZFNs and ZFP TFs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform and achievement of research milestones and objectives under collaboration agreements with Shire and Biogen. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, the lengthy and uncertain regulatory approval process, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo and its partners will be able to develop commercially viable gene-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo's operations and business environments. These risks and uncertainties are described more fully in Sangamo's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Sangamo undertakes no duty to update such information except as required under applicable law.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

Statement of Operations Data:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenues:
Collaboration agreements	$ 8,406	$ 12,045	$ 28,878	$ 29,334
Research grants	163	372	1,540	1,584
Total revenues	8,569	12,417	30,418	30,918

Operating expenses:
Research and development	16,694	16,340	47,292	41,883
General and administrative	4,560	3,731	14,309	11,347
Total operating expenses	21,254	20,071	61,601	53,230
Loss from operations	(12,685)	(7,654)	(31,183)	(22,312)
Interest and other income, net	101	109	406	214
Loss before taxes	(12,584)	(7,545)	(30,777)	(22,098)
Benefit from income taxes	3,339	0	4,087	0
Net loss	$ (9,245)	$ (7,545)	$(26,690)	$(22,098)
Basic and diluted net loss per common share	$ (0.13)	$ (0.11)	$ (0.38)	$ (0.33)
Shares used in computing basic and diluted net loss per common share
	69,892	68,230	69,622	66,488

SELECTED BALANCE SHEET DATA
	September 30, 2015	December 31, 2014
	(Unaudited)
Cash, cash equivalents, marketable securities and interest receivable	$ 219,728	$ 226,645
Total assets	232,516	243,212
Total stockholders' equity	203,558	206,633

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CONTACT: Sangamo BioSciences, Inc., Elizabeth Wolffe, Ph.D., (510) 970-6000, x271, OR, Varant Shirvanian, (510) 970-6000, x205